EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 1 to the registration statement on Form F-1 (File No. 333-166872) (the “Registration Statement”) of Seanergy Maritime Holdings Corp. of our report dated March 24, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Seanergy Maritime Holdings Corp., which appears in the Registration Statement. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece
July 20, 2010

SK 26979 0001 1116908